Exhibit 2.1

SECOND AMENDMENT TO

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
AND WAIVER

THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION AND WAIVER (this “Second Amendment”) is entered into as of September 1, 2017, by and among Creative Realities, Inc., a Minnesota corporation (“Parent”), ConeXus World Global, LLC, a Kentucky limited liability company (“Conexus”), and Richard C. Mills, in his capacity as the Member Representative (the “Representative”).

WHEREAS, on August 11, 2015, Parent, Conexus, “Merger Sub” and the Representative entered into that certain Agreement and Plan of Merger and Reorganization, which the parties later amended on October 15, 2015 (as so amended, the “Merger Agreement”);

WHEREAS, due to time constraints and the unavailability of reliable information relating to “BVBA” (assumed at one point to have been a wholly owned subsidiary of Conexus incorporated in Belgium, but later understood inadvertently to have been organized as a Belgian entity that was merely affiliated with Conexus), the parties were unable to determine a value for BVBA relative to the overall value that had been agreed upon for the business of Conexus;

WHEREAS, as had been explained and set forth in Section 5.6 of the Merger Agreement, in the interest of entering into the Merger Agreement and consummating the Merger, and in light of their inability to ascribe value to BVBA as recited above, the parties provided in the Merger Agreement for the contingent issuance of certain securities of Parent (such securities being referred to in the Merger Agreement as the “Holdback Shares”), which contingency had required BVBA to be reorganized as a wholly owned subsidiary of Conexus on or prior to March 31, 2016;

WHEREAS, since the passage of the March 31, 2016 date targeted for the completion of the “BVBA Reorganization,” the parties have been able to better inform themselves about the true value represented by BVBA relative to the overall value of the business of Conexus and have determined that the value of BVBA, given its historical performance and its prospects at the time of the Merger, was de minim is;

WHEREAS, based on the foregoing, the parties have concluded and agreed that Parent obtained substantially all of the economic benefits it bargained for in connection with the Merger, and that the contingency for the Holdback Shares contained in the Merger Agreement was borne of time constraints, lack of information and mistaken assumptions; and

WHEREAS, consequently, the parties now desire to amend the Merger Agreement, as set forth herein, to properly recognize the value obtained by Parent in the Merger and correct mistaken assumptions relating to BVBA by causing the Holdback Shares to be issued notwithstanding the fact that the BVBA Reorganization has not occurred (and for the sake of certainty, Parent intends hereunder to waive the contingency relating to the issuance of the Holdback Shares as had been set forth in the Merger Agreement);

NOW, THEREFORE, the parties hereby agree as follows:

1. Holdback Shares. Section 2.3 of the Merger Agreement is deleted in its entirety and replaced with the following:

“2.3 Holdback Shares. Notwithstanding anything to the contrary contained in this Agreement, an aggregate of 5,631,373 shares of the Parent Common Stock Consideration (the “Holdback Shares”) shall be issued, without regard to the completion of the BVBA Reorganization.”

2. Representations and Warranties. Each party represents and warrants that: (a) it has the right, power and authority to enter into and to perform its obligations under this Second Amendment; and (b) assuming the due authorization, execution and delivery of this Second Amendment by the other parties, this Second Amendment constitutes the legal, valid and binding obligation of such party, enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3. Waiver. To the extent required, Parent hereby irrevocably waives the contingency relating to the Holdback Shares as had originally been set forth in the Merger Agreement.

4. Capitalized Terms. Capitalized terms used herein and not defined herein shall have the meanings set forth in the Merger Agreement.

5. Merger Sub. Section 1.9 of the Merger Agreement vests Conexus, as the “Surviving Corporation,” with the power and authority to take action on behalf of Merger Sub after the consummation of the Merger. For that reason, Conexus is executing this Second Amendment both for itself and on behalf of Merger Sub.

6. Miscellaneous. Except as expressly set forth herein, the Merger Agreement shall remain in full force and effect and shall not be modified by this Second Amendment. This Second Amendment may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Second Amendment (in counterparts or otherwise) by facsimile or by other electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Second Amendment.

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IN WITNESS WHEREOF, the parties have caused this Second Amendment to be executed and effective as of the date indicated in the introductory paragraph hereof.

CONEXUS WORLD GLOBAL, LLC
(for itself and for Merger Sub, as indicated in
Section 5 of this Second Amendment)

By:	/s/ Richard C. Mills
Name:	Richard C. Mills
Title:	Chief Executive Officer

CREATIVE REALITIES, INC.

By:	/s/ John Walpuck
Name:	John Walpuck
Title:	Chief Financial Officer

MEMBER REPRESENTATIVE

/s/ Richard C.Mills
Richard C.Mills

Signature Page—

Second Amendment to Agreement and Plan of Merger and Reorganization

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